Exhibit 99.1

Press Contact:

Robert Minicucci, Warner Communications

Phone: (603) 488-5856

Mobile: (339) 206-1722

robert@warnerpr.com

Investor Inquiries:

Andrea Clegg, NightHawk Radiology Holdings, Inc.

(866) 402-4295 (208) 292-2818

aclegg@nighthawkrad.net

NightHawk Radiology Holdings, Inc. Announces Dutch Tender Offer for Its Common Stock

COEUR D’ALENE, Idaho, May 7, 2008 — NightHawk Radiology Holdings, Inc. (Nasdaq: NHWK), the leading provider of radiology solutions to radiology groups and hospitals throughout the United States, today announced that it currently expects to commence a “Dutch Auction” tender offer to purchase such number of shares of its common stock that does not exceed an aggregate purchase price of $50 million. NightHawk currently expects that it will commence the tender offer in the next one to two weeks, at which time it will announce the number of shares for which it will tender and price range in which it will offer to purchase shares.

In other developments, NightHawk also separately announced today its financial results for its first quarter ended March 31, 2008 and revised its outlook for 2008.

Under terms of the tender offer, NightHawk will invite stockholders to tender their shares at prices specified by the tendering stockholders within a range to be specified in the proposed offer to purchase. Upon receipt of the tenders, NightHawk will then select the lowest single per-share purchase price that will allow it to buy up to $50 million of its outstanding common stock, as soon as practicable. There is no guarantee that shares tendered will be purchased. The tender offer will be subject to the terms and conditions described in the offer to purchase and the related materials that will be distributed to stockholders and filed with the Securities and Exchange Commission.

Dr. Paul Berger, Chairman and Chief Executive Officer, said, “Our board of directors has reviewed our operations, strategy and expectations for the future, our existing and anticipated capital structure, and a variety of alternatives for using our available financial resources, and we believe that the tender offer is a prudent use of our financial resources and an effective means of providing value to our stockholders. By conducting the tender offer, we believe we can provide all of our stockholders with the opportunity to tender all or a portion of their shares and to receive a return of some or all of their investment.”

None of NightHawk, its board of directors, the dealer manager or the information agent is making any recommendation to NightHawk stockholders as to whether to tender or refrain from tendering their shares or as to the purchase price on any tender. NightHawk has been advised that none of its directors or executive officers intends to tender any shares pursuant to the offer. The dealer manager for the tender offer will be Morgan Stanley & Co. Incorporated. The information agent for the tender offer will be Innisfree M&A, Incorporated and the depositary for the tender offer will be Mellon Investor Services, LLC.

This announcement is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell shares of NightHawk common stock. The solicitation of offers to buy shares of NightHawk common stock will only be made pursuant to the offer to purchase, to be issued in connection with the launch of the tender offer (as may be amended or supplemented), the related letter of transmittal, and other related documents that NightHawk is sending to its stockholders. The tender offer materials will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be distributed by NightHawk to its stockholders at no expense to them. In additional, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Website at www.sec.gov and from the information agent.

About NightHawk

NightHawk Radiology (Nasdaq: NHWK), headquartered in Coeur d’Alene, Idaho, is leading the transformation of the practice of radiology by providing high-quality, cost-effective solutions to radiology groups and hospitals throughout the United States. NightHawk provides the most complete suite of solutions, including professional services, business services, and its advanced, proprietary clinical workflow technology, all designed to increase efficiencies and improve the quality of patient care and the lives of physicians who provide it. NightHawk’s team of U.S. board-certified, state-licensed, and hospital-privileged physicians located in the United States, Australia, and Switzerland, provides services 24 hours a day, seven days a week, for more than 750 radiology group customers and the 26% of all U.S. hospitals they serve. For more information, visit http://www.nighthawkrad.net.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to commencement and completion of the tender offer and the payment for shares related thereto. These statements, including their underlying assumptions, are subject to risk and uncertainties and are not guarantees of future performance. Results may differ due to various factors, such as the possibility that stockholders may not tender their shares in the tender offer, or to other conditions to completion of the tender offer are not satisfied. For further details of these risks, you should read our filings with the Securities and Exchange Commission, including our Schedule TO and the documents referred to therein when they become available.

The statements presented in this press release speak only as of the date of the release. Except as otherwise required by applicable law, NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

“NHWKF”